Exhibit 2.26

FRAMEWORK AGREEMENT

DATED 25 OCTOBER 2010

WAHA CAPITAL PJSC

WAHA AC COÖPERATIEF U.A.

AERLIFT LEASING LIMITED

AERCAP HOLDINGS N.V.

AERCAP AERVENTURE HOLDING B.V.

and

WAHA AV PARTICIPATIONS B.V.

Allen & Overy LLP

THIS AGREEMENT is made on 25 October 2010

BETWEEN:

(1)           WAHA CAPITAL PJSC, a public joint stock company incorporated under the laws of the United Arab Emirates, with its corporate seat at Abu Dhabi and its principal offices located at Aseel Building, Six Towers, 4th floor, Al Bateen, Abu Dhabi, United Arab Emirates (Waha);

(2)           WAHA AC COÖPERATIEF U.A., a cooperative with excluded liability incorporated under the laws of The Netherlands, with its corporate seat in Amsterdam, The Netherlands and its principal offices located at Teleportboulevard 140, 1043EJ Amsterdam, The Netherlands (Coöp);

(3)           AERLIFT LEASING LIMITED, a company organised and existing under the laws of Isle of Man, whose principal place of business is at Teleportboulevard 140, 1043EJ Amsterdam, The Netherlands (the Company);

(4)           AERCAP HOLDINGS N.V., a company organised and existing under the laws of The Netherlands, whose principal place of business is at Stationsplein 965, 1117 CE Schiphol, The Netherlands (AerCap);

(5)           AERCAP AERVENTURE HOLDING B.V., a company organised and existing under the laws of The Netherlands, whose principal place of business is at Stationsplein 965, 1117 CE Schiphol, The Netherlands (AerCap Holdco); and

(6)           WAHA AV PARTICIPATIONS B.V., a company organized and existing under the laws of The Netherlands, whose principal place of business is Parkstraat 107, 2514 JH, The Hague, The Netherlands (Waha Participations).

BACKGROUND:

(A)          As at the date of this Agreement: (i) Waha is the sole member of Coöp, which in turn holds the entire issued share capital of the Company; and (ii) each of Waha Participations and AerCap Holdco holds 50% of the issued share capital of AerVenture.

(B)           It is intended that Waha will transfer the Aircraft to the Company either by way of transfers of the shares in the Group Members which, as at the date of this Agreement, directly or indirectly hold title to the Aircraft, or by way of transfers of the Aircraft or transfers of trade to the relevant NewCo.

(C)           It is also intended that, under the terms of this Agreement and the Transaction Documents, the following steps will occur simultaneously:

(i)            Coöp will subscribe for 29,846,611 new shares in the capital of AerCap;

(ii)           AerCap Holdco will acquire (i) Shares which, in aggregate, will constitute 39.6% of the entire issued share capital of the Company, and Coöp will continue to hold shares constituting 60.4% of the entire issued share capital of the Company; and (ii) AerLift Leasing Jet Shares which, in aggregate, will constitute 17.23% of the entire issued share capital of AerLift Leasing Jet, and the Company will hold shares constituting 82.77% of the entire share capital of AerLift Leasing Jet; and

(iii)          Waha Participations’ shares in AerVenture will be converted into redeemable shares, which will be redeemed and cancelled immediately after conversion.

(D)          This Agreement sets out the terms governing the overall transaction referred to in paragraph (C) above (the Transaction).

IT IS AGREED as follows:

1.             INTERPRETATION

1.1           In addition to terms defined elsewhere in this Agreement, the definitions and other provisions in Schedule 8 apply throughout this Agreement, unless the contrary intention appears.

1.2           In this Agreement, unless the contrary intention appears, a reference to a clause, subclause or schedule is a reference to a clause, subclause or schedule of or to this Agreement.  The schedules form part of this Agreement.

1.3           The headings in this Agreement do not affect its interpretation.

2.             DOCUMENTS

2.1           The following principal documents will be entered into on the same date as this Agreement in order to effect the Transaction:

(a)           the Shareholders’ Agreement;

(b)           the Subscription Agreement;

(c)           the Registration Rights Agreement;

(d)           the Deed of Warranties;

(e)           the Waha Disclosure Letter;

(f)            the AerCap Disclosure Letter;

(g)           the Aircraft Sale Agreement;

(h)           the LTV Debt Facility Agreement;

(i)            the Shortfall Debt Facility;

(j)            the Shareholder Loan Agreement;

(k)           the Asset Servicing Agreement;

(l)            the Cash Management Agreement;

(m)          the Administrative Agency Agreement;

(n)           the Treasury Services Agreement; and

(o)           the Netting Agreement.

3.             PRE-COMPLETION

3.1           Before Completion:

(a)           during the period from the date of this Agreement until Completion, Waha undertakes to procure that, except as expressly contemplated or permitted by this Agreement or any of the Transaction Documents, or to the extent that AerCap shall otherwise consent in writing, the Company and the LeaseCos shall carry on their respective businesses in the ordinary and usual course in all material respects and shall not do or commit to do any of the matters set out in Schedule 9 (provided that this clause 3.1(a) and Schedule 9 shall apply to Aerlift Leasing France MSN 24698 SARL only from the date of transfer of the shares in such company by AerCap (or its Related Company) to AerLift Leasing Isle of Man 1 Limited);

(b)           Waha and the Company shall use reasonable endeavours to incorporate the NewCos in accordance with the group structure chart set out in Schedule 7;

(c)           Waha and the Company shall use reasonable endeavours to effect the transfer of the Pre-Completion Aircraft to the Company (or the relevant LeaseCos), whether by way of asset sale, share sale or transfer of trade, pursuant to the terms of the Aircraft Sale Agreement.  It is acknowledged that the purchase price payable in respect of such Pre-Completion Aircraft on transfer pursuant to the Aircraft Sale Agreement shall be financed by way of interest-free inter-company loans made by Waha to the relevant purchaser(s), such loans to be repaid on Completion out of the proceeds of the New Financing and the equity financing referred to in clauses 5.1(d), (e) and (f);

(d)           AerCap shall use reasonable endeavours to finalise the terms of all New Financing with the relevant lenders in accordance with the terms of the Treasury Services Agreement and to agree with the relevant lenders the terms on which the Transferring Debt will be transferred to the Company (or the relevant LeaseCos);

(e)           AerCap and Waha shall use reasonable endeavours to obtain the consent of the lessees of the Aircraft to (i) any necessary amendments to the relevant leases, and (ii) the novation of the relevant leases to the NewCos (where applicable); and

(f)            Waha shall use reasonable endeavours to obtain the consent of Willis to the appointment of AerCap (or its Related Companies) as servicer pursuant to the EK Servicing Agreements and AerCap shall provide reasonable assistance in obtaining such consent.  Provided such consent is obtained, AerCap and Waha shall use reasonable endeavours to procure that the EK Servicing Agreements are entered into on Completion.

4.             COMPLETION CONDITIONS

4.1           Completion is conditional on:

(a)           the incorporation of the relevant NewCos relating to the Completion Aircraft;

(b)           the transfer by Waha (or its relevant Related Companies) to the Company (or its relevant Related Companies) of the Unlevered Pre-Completion Aircraft pursuant to the terms of the Aircraft Sale Agreement;

(c)           the satisfaction in full of all conditions precedent to the transfer of the Completion Aircraft pursuant to the Aircraft Sale Agreement;

(d)           the Irish Financial Regulator approving the acquisition by Coöp of an indirect interest in AerCap Cash Manager Limited and AerCap Cash Manager II Limited pursuant to Coöp’s subscription for the AerCap Shares, such approval being on terms which are satisfactory to each of Waha and AerCap, acting reasonably;

(e)           the Dutch Tax Authorities issuing an advance tax ruling confirming each of the matters set out in section 3 of the letter dated 10 September 2010 from Allen & Overy LLP to the Dutch Tax Authorities, such ruling being on terms which are satisfactory to each of Waha and AerCap, acting reasonably;

(f)            the satisfaction in full of all conditions precedent for draw down under the relevant New Financing relating to the Unlevered Aircraft;

(g)           where applicable, the relevant existing lenders agreeing to the transfer to the relevant LeaseCos of the relevant portion of the Transferring Debt relating to the Completion Aircraft on terms which are satisfactory to each of Waha and AerCap, acting reasonably and the amendments to such facilities shall have become effective, or shall become effective, by the delivery of an effective time notice; and

(h)           if the Completion Aircraft includes Aircraft 1, the Bermuda Monetary Authority approving the transfer of the entire issued share capital of Wahaflot Leasing 963 (Bermuda) Limited to the Company, such approval being on terms which are satisfactory to each of Waha and AerCap, acting reasonably.

together the Completion Conditions.

4.2           Each party shall use all reasonable endeavours to procure (so far as it is so able to procure) that each of the Completion Conditions is satisfied as soon as possible after the date of this Agreement and in any event so as to enable Completion to occur by the First Long Stop Date.

4.3           Waha may, at its sole discretion, waive the Completion Condition set out in clause 4.1(b) above (either in whole or in part) at any time by giving written notice to AerCap.

4.4           In the event that there is a Total Loss (as defined in the relevant Aircraft lease) of any Pre-Completion Aircraft after the date it has been transferred to the Company pursuant to the Aircraft Sale Agreement but before Completion, AerCap and Waha shall, so far as each is able to, procure that all payments received by the Company or any LeaseCo in respect of such Aircraft (including without limitation all insurance payments) shall be paid promptly to Waha or as it may direct.

5.             COMPLETION

5.1           Subject to satisfaction of the Completion Conditions, the following steps will occur simultaneously on Completion:

(a)           Coöp shall subscribe for the AerCap Shares pursuant to the terms of the Subscription Agreement;

(b)           the steps set out in Schedule 5 relating to the conversion of Waha Participations’ shares in AerVenture into redeemable shares and the immediate redemption and cancellation of such shares shall take effect;

(c)           Waha shall make a capital contribution to Coöp in an amount equal to the Net Cash Investment plus the Completion Aircraft Equity Value;

(d)           Coöp shall subscribe for Shares for an aggregate subscription amount equal to the portion of the Completion Aircraft Equity Value relating to Shares;

(e)           where the Completion Aircraft include Aircraft 12, 13, 14 and 15, Coöp shall subscribe for AerLift Leasing Jet Shares for an aggregate subscription amount equal to the portion of the Completion Aircraft Equity Value relating to AerLift Leasing Jet Shares;

(f)            the New Financing shall be drawn down by the Company and/or the relevant LeaseCos in relation to the Unlevered Aircraft;

(g)           Waha (or its relevant Related Companies) shall sell and the Company (or the relevant LeaseCos) shall purchase the Completion Aircraft pursuant to the terms of the Aircraft Sale Agreement;

(h)           Coöp shall sell and AerCap Holdco shall purchase 39.6% of the Shares subscribed by Coöp pursuant to clause 5.1(d) for an aggregate cash consideration equal to 39.6% of the Completion Aircraft Equity Value;

(i)            where the Completion Aircraft include Aircraft 12, 13, 14 and 15, Coöp shall sell and AerCap Holdco shall purchase (i) all of the AerLift Leasing Jet Shares subscribed by Coöp pursuant to clause 5.1(e) (such that AerCap Holdco shall acquire 17.23% of the entire issued share capital of AerLift Leasing Jet); and (ii) 39.6% of the Shares subscribed by Coöp pursuant to clause 5.1(d) in relation to the Aircraft Equity Value of such Aircraft, for an aggregate cash consideration equal to 50% of the Completion Aircraft Equity Value;

(j)            Waha shall lend to AerCap Holdco an amount of $607,365 pursuant to the Shareholder Loan Agreement;

(k)           Waha shall lend to the Company (or its relevant Related Companies) such amount as is required to be made available pursuant to the Shortfall Debt Facility, subject to a maximum amount of $24 million;

(l)            the Asset Servicing Agreement, Cash Management Agreement and the Administrative Agency Agreement shall take effect in relation to all Aircraft;

(m)          the Outstanding Aircraft Servicing Agreements shall be entered into and shall become effective and (subject to clause 3.1(f)) the EK Servicing Agreements shall be entered into and shall become effective; and

(n)           AerCap will repay to Waha the outstanding balance of the loan made by Waha to AerCap, plus all accrued interest and any other amounts due and payable, pursuant to the AerVenture Loan Agreement.

5.2           Completion shall take place at the London offices of Waha’s Solicitors at 11 a.m. London time on the second Business Day after the date on which the last of the Completion Conditions is satisfied, or such other date as Waha and AerCap may agree in writing.

5.3           At Completion, the parties shall observe and perform their respective obligations under Part 1 of Schedule 3.

5.4           If for any reason the provisions of Part 1 of Schedule 3 are not fully observed and performed as contemplated by clause 5.3, Completion shall be postponed to the date occurring ten (10) Business Days after the date referred to in clause 5.2 above.

5.5           If Completion is postponed in accordance with the preceding subclause and then Completion does not take place on the date to which Completion has been postponed because one or more other parties has failed to comply with all obligations under Part 1 of Schedule 3, Completion shall not take effect.

5.6           If Completion does not take effect under subclause 5.5:

(a)           except for this subclause, clause 1 and clauses 12 to 20 (inclusive) and the provisions of Schedule 8, all the provisions of this Agreement shall lapse and cease to have effect;

(b)           each of the other Transaction Documents shall terminate; and

(c)           neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation under this Agreement or any Transaction Document falling due for performance prior to such lapse and cessation.

5.7           All Shares and, if applicable, AerLift Leasing Jet Shares to be sold to AerCap Holdco on Completion pursuant to this Agreement will be sold with all rights attaching to them save that AerCap Holdco shall not be entitled to any rights to receive any dividend, distribution, return of capital or other payment in respect of such shares in relation to the period ending on the Completion Date. To the extent any such amount is received by AerCap or any member of the AerCap Group and is not otherwise the subject of an apportionment pursuant to Clause 10, AerCap shall procure that such amount is immediately transferred to Coöp.

6.             POST-COMPLETION — AIRCRAFT CLOSINGS

6.1           If there is any Outstanding Aircraft following Completion, an Aircraft Closing shall occur in relation to each such Outstanding Aircraft subject to satisfaction of the Aircraft Conditions relating to such Outstanding Aircraft.

6.2           Each Aircraft Closing is conditional on:

(a)           Completion having occurred;

(b)           the incorporation of the relevant NewCo(s) relating to the relevant Outstanding Aircraft;

(c)           the satisfaction in full of all conditions precedent to the transfer of the relevant Outstanding Aircraft pursuant to the Aircraft Sale Agreement;

(d)           where applicable, the relevant existing lenders agreeing to the transfer of the relevant portion of the Transferring Debt to the relevant LeaseCo on terms which are satisfactory to each of Waha and AerCap, acting reasonably (save that Waha may not consider to be unsatisfactory for this purpose a shortfall in the Transferring Debt such that an amount is required to be drawn down under the Shortfall Debt Facility of up to $24 million when aggregated with all other amounts drawn down or to be drawn down under the Shortfall Debt Facility);

(e)           if the Outstanding Aircraft is Aircraft 1, the Bermuda Monetary Authority approving the transfer of the entire issued share capital of Wahaflot Leasing 963 (Bermuda) Limited to the Company, such approval being on terms which are satisfactory to each of Waha and AerCap, acting reasonably; and

(f)            if the Outstanding Aircraft is an Unlevered Aircraft (in circumstances where Completion has occurred following the waiver by Waha of the Condition in clause 4.1(b) pursuant to clause 4.3 in respect of such Outstanding Aircraft), the satisfaction in full of all conditions precedent for draw down under the relevant New Financing relating to the Outstanding Aircraft,

together the Aircraft Conditions.

6.3           Each party shall use all reasonable endeavours to procure (so far as it is so able to procure) that each of the Aircraft Conditions is satisfied as soon as possible after the date of this Agreement and in any event so as to enable each Aircraft Closing to occur by the Second Long Stop Date.

6.4           Subject to satisfaction of the Aircraft Conditions in relation to an Outstanding Aircraft, an Aircraft Closing will take place in relation to such Outstanding Aircraft upon which the following steps will occur:

(a)           Waha shall contribute an amount equal to the Outstanding Aircraft Equity Value to the capital reserves of Coöp;

(b)           Coöp shall subscribe for Shares for an aggregate subscription amount equal to the portion of the Outstanding Aircraft Equity Value relating to Shares;

(c)           if the Outstanding Aircraft includes Aircraft 12, 13, 14 and 15, Coöp shall subscribe for AerLift Leasing Jet Shares for an aggregate subscription amount equal to the portion of the Completion Aircraft Equity Value relating to AerLift Leasing Jet Shares;

(d)           Waha shall lend to the Company (or its relevant Related Companies) such amount as is required to be made available pursuant to the Shortfall Debt Facility, subject to a maximum amount of $24 million (when aggregated with all other amounts drawn down or to be drawn down under the Shortfall Debt Facility);

(e)           Waha (or its relevant subsidiary) shall sell and the Company (or its relevant subsidiary) shall purchase the relevant Outstanding Aircraft pursuant to the terms of the Aircraft Sale Agreement;

(f)            where the Outstanding Aircraft is an Unlevered Aircraft, the New Financing shall be drawn down by the Company and/or the relevant LeaseCo in relation to the Outstanding Aircraft;

(g)           Coöp shall sell and AerCap Holdco shall purchase 39.6% of the Shares subscribed by Coöp pursuant to clause 6.4(b) for an aggregate cash consideration equal to 39.6% of the Outstanding Aircraft Equity Value; and

(h)           where the Outstanding Aircraft includes Aircraft 12, 13, 14 and 15, Coöp shall sell and AerCap Holdco shall purchase: (i) all of the AerLift Leasing Jet Shares subscribed by Coöp pursuant to clause 6.4(c) (such that AerCap Holdco shall be the holder of 17.23% of the entire issued share capital of AerLift Leasing Jet); and (ii) 39.6% of the Shares subscribed by Coöp pursuant to clause 6.4(b) in relation to the Aircraft Equity Value of such Aircraft, for an aggregate cash consideration equal to 50% of the Outstanding Aircraft Equity Value.

6.5           Each Aircraft Closing shall take place at the London offices of Waha’s Solicitors at 11 a.m. London time on the second Business Day after the date on which the last of the Aircraft Conditions in relation to the relevant Outstanding Aircraft is satisfied or such other date as Waha and AerCap may agree in writing. The parties shall combine more than one Outstanding Aircraft in a single Aircraft Closing where practicable to do so.

6.6           At each Aircraft Closing, the parties shall observe and perform their respective obligations under Part 2 of Schedule 3 in relation to the relevant Aircraft to which such Aircraft Closing relates.

6.7           If for any reason the provisions of Part 2 of Schedule 3 are not fully observed and performed as contemplated by clause 6.6, any party who has complied in full with its own obligations under Part 2 of Schedule 3 may elect (in addition and without prejudice to all other rights and remedies available to it) to:

(a)           complete the Aircraft Closing to the extent possible notwithstanding the failure by one or more other parties to comply with all their obligations under Part 2 of Schedule 3; or

(b)           postpone the Aircraft Closing to a date not more than ten (10) Business Days later,

by, in each case, giving written notice to the other parties.

6.8           If any party postpones the Aircraft Closing to another date in accordance with the preceding subclause and then the Aircraft Closing does not take place on the date to which the Aircraft Closing has been postponed because one or more other parties has failed to comply with all obligations under Part 2 of Schedule 3, any party who has complied in full with its own obligations under Part 2 of Schedule 3 may elect (in addition and without prejudice to all other rights and remedies available to it) to:

(a)           complete the Aircraft Closing notwithstanding the failure by one or more other parties to comply with all obligations under Part 2 of Schedule 3; or

(b)           not complete the Aircraft Closing,

by, in each case, giving written notice to the other parties.

6.9           If any party elects not to complete the Aircraft Closing under subclause 6.8:

(a)           such Outstanding Aircraft shall not be transferred to the Company or its relevant Related Company pursuant to the Aircraft Sale Agreement and instead shall continue to be held by Waha or its relevant Related Company;

(b)           the provisions of this Agreement and the Transaction Documents relating to such Outstanding Aircraft shall lapse and cease to have effect, save that the Outstanding Aircraft Servicing Agreements shall continue in full force and effect;

(c)           neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of either party in respect of damages for non-performance of any obligation under this Agreement or any Transaction Document falling due for performance prior to such lapse and cessation; and

(d)           this Agreement and each of the Transaction Documents shall continue to have full force and effect in relation to those parts of the Transaction implemented on Completion and any other Aircraft Closing.

6.10         All Shares and, if applicable, AerLift Leasing Jet Shares to be sold to AerCap Holdco on any Aircraft Closing pursuant to this Agreement will be sold with all rights attaching to them save that AerCap Holdco shall not be entitled to any rights to receive any dividend, distribution, return of capital or other payment in respect of such shares in relation to the period ending on the relevant Aircraft Closing Date. To the extent any such amount is received by AerCap or any member of the AerCap Group, AerCap shall procure that such amount is immediately transferred to Coöp.

7.             TERMINATION RIGHTS

7.1           Waha may elect, in its sole discretion, to terminate:

(a)           this Agreement if:

(i)            any of the Completion Conditions remains unsatisfied at 5.30 p.m. (London time) on the First Long Stop Date;

(ii)           any matter or circumstance arises after the date of this Agreement and before Completion which results or would be likely to result in any of the warranties and representations given by AerCap in clause 5 and schedule 1 of the Subscription Agreement (save for paragraph 6 of schedule 1 of the Subscription Agreement) or clause 8.1 of this Agreement being untrue or inaccurate in any material respect (or, in relation to any warranty or representation qualified by materiality or by the term “Material Adverse Effect”, such warranty or representation being untrue or inaccurate in any respect) as if repeated at Completion; or

(iii)          at any time before Completion AerCap or any of its Related Companies is in breach of any of its obligations under clause 9 of the Subscription Agreement;

(iv)          at any time before Completion AerCap or any of its Related Companies is in material breach of any of its obligations under any Transaction Document (other than clause 9 of the Subscription Agreement) and, where that breach is capable of remedy, it is not remedied to Waha’s satisfaction;

(v)           there has occurred, after the date of this Agreement and before Completion, any change or event in financial, political (including an outbreak or escalation of hostilities or act of terrorism), economic or market conditions or if there has occurred any other calamity or crisis, in each case which has a materially adverse effect on the aircraft leasing industry taken as a whole and such effect is subsisting as at Completion;

(vi)          at Completion, trading in the shares of AerCap has been suspended or materially limited by the New York Stock Exchange; or

(vii)         an aggregate amount would be required to be drawn down under the Shortfall Debt Facility in excess of $24 million, if Completion was to occur; or

(b)           the provisions of this Agreement relating to any Outstanding Aircraft if:

(i)            any of the Aircraft Conditions relating to such Aircraft remains unsatisfied at 5.30 p.m. (London time) on the Second Long Stop Date; or

(ii)           an amount would be required to be drawn down under the Shortfall Debt Facility in excess of $24 million (when aggregated with all other amounts drawn down or to be drawn down under the Shortfall Debt Facility), if the relevant Aircraft Closing was to occur.

7.2           AerCap may elect, in its sole discretion, to terminate:

(a)           this Agreement if:

(i)            any of the Completion Conditions remains unsatisfied at 5.30 p.m. (London time) on the First Long Stop Date (save to the extent such Completion Conditions are waived by Waha pursuant to clause 4.3);

(ii)           any matter or circumstance arises after the date of this Agreement and before Completion which results or would be likely to result in any of the warranties or representations given by Waha in the Deed of Warranties (save for paragraph 3.3 of schedule 3 of the Deed of Warranties) or clause 8.3 of this Agreement being untrue or inaccurate in any material respect (or, in relation to any warranty or representation qualified by materiality, such warranty or representation being untrue or inaccurate in any respect) as if repeated at Completion;

(iii)          at any time before Completion Waha or any of its Related Companies is in breach of any of its obligations under clause 3.1(a) of this Agreement;

(iv)          at any time before Completion Waha or any of its Related Companies is in material breach of any of its obligations under any Transaction Document (other than clause 3.1(a) of this Agreement) and, where that breach is capable of remedy, it is not remedied to AerCap’s satisfaction; or

(v)           there has occurred, after the date of this Agreement and before Completion, any change or event in financial, political (including an outbreak or escalation of hostilities or act of terrorism), economic or market conditions or if there has occurred any other calamity or crisis, in each case which has a materially adverse effect on the aircraft leasing industry taken as a whole and such effect is subsisting as at Completion; or

(b)           the provisions of this Agreement relating to any Outstanding Aircraft if:

(i)            any matter or circumstance arises after the date of this Agreement and before the relevant Aircraft Closing relating to such Outstanding Aircraft which results or would be likely to result in any of the warranties given by Waha in the Deed of Warranties (save for paragraph 3.3 of schedule 3 of the Deed of Warranties) being untrue or inaccurate in any material respect (or, in relation to any warranty and representation qualified by materiality, such warranty being untrue or inaccurate in any respect) as if repeated at the relevant Aircraft Closing; or

(ii)           any of the Aircraft Conditions relating to such Aircraft remains unsatisfied at 5.30 p.m. (London time) on the Second Long Stop Date.

7.3           AerCap shall promptly (and in any event before Completion) give notice to Waha of any matter or circumstance arising after the date of this Agreement and before Completion which results or is likely to result in any of the warranties and representations given by AerCap in clause 5 and schedule 1 of the Subscription Agreement or clause 8.1 of this Agreement being untrue or inaccurate in any material respect (or, in relation to any warranty or representation qualified by materiality or by the term “Material Adverse Effect”, such warranty or representation being untrue or inaccurate in any respect) as if repeated at any time between the date of this Agreement and Completion.

7.4           Waha shall promptly (and in any event before Completion) give notice to the Purchaser of any matter or circumstance arising after the date of this Agreement and before Completion which results or is likely to result in any of the warranties or representation given by Waha in the Deed of Warranties or clause 8.3 of this Agreement being untrue, inaccurate or misleading in any material respect (or, in relation to any warranty or representation qualified by materiality, such warranty or representation being untrue or inaccurate in any respect) as if repeated at any time between the date of this Agreement and Completion.

7.5           If Waha elects to terminate this Agreement pursuant to subclause 7.1(a) before Completion:

(a)           except for this subclause, clause 1 and clauses 12 to 20 (inclusive), and the provisions of Schedule 8, all the provisions of this Agreement shall lapse and cease to have effect;

(b)           each of the other Transaction Documents shall terminate in accordance with its terms; and

(c)           neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of either party in respect of damages for non-performance of any obligation under this Agreement or any Transaction Document falling due for performance prior to such lapse and cessation.

7.6           If Waha elects to terminate the relevant provisions of this Agreement relating to any Outstanding Aircraft pursuant to subclause 7.1(b) before the relevant Aircraft Closing:

(a)           such Outstanding Aircraft shall not be transferred to the Company or its relevant Related Company pursuant to the Aircraft Sale Agreement and instead shall continue to be held by Waha or its relevant Related Company;

(b)           the provisions of this Agreement and the Transaction Documents relating to such Outstanding Aircraft shall lapse and cease to have effect, save that the Outstanding Aircraft Servicing Agreements shall continue in full force and effect;

(c)           neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of either party in respect of damages for non-performance of any obligation under this Agreement or any Transaction Document falling due for performance prior to such lapse and cessation; and

(d)           this Agreement and each of the Transaction Documents shall continue to have full force and effect in relation to those parts of the Transaction implemented on Completion and any other Aircraft Closing.

7.7           If AerCap elects to terminate this Agreement pursuant to subclause 7.2(a) before Completion:

(a)           except for this subclause, clause 1 and clauses 12 to 20 (inclusive), and the provisions of Schedule 8, all the provisions of this Agreement shall lapse and cease to have effect;

(b)           each of the other Transaction Documents shall terminate in accordance with its terms; and

(c)           neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of either party in respect of damages for non-performance of any obligation under this Agreement or any Transaction Document falling due for performance prior to such lapse and cessation.

7.8           If AerCap elects to terminate the relevant provisions of this Agreement relating to any Outstanding Aircraft pursuant to subclause 7.2(b) before the relevant Aircraft Closing:

(a)           such Outstanding Aircraft shall not be transferred to the Company or its relevant Related Company pursuant to the Aircraft Sale Agreement and instead shall continue to be held by Waha or its relevant Related Company;

(b)           the provisions of this Agreement and the Transaction Documents relating to such Outstanding Aircraft shall lapse and cease to have effect, save that the Outstanding Aircraft Servicing Agreements shall continue in full force and effect;

(c)           neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of either party in respect of damages for non-performance of any obligation under this Agreement or any Transaction Document falling due for performance prior to such lapse and cessation; and

(d)           this Agreement and each of the Transaction Documents shall continue to have full force and effect in relation to those parts of the Transaction implemented on Completion and any other Aircraft Closing.

8.             WARRANTIES

8.1           AerCap warrants to each of the other parties that:

(a)           AerCap and each member of the AerCap Group who is a party to any Transaction Document is validly incorporated and in existence under the laws of its jurisdiction of incorporation with the requisite power and authority to enter into and perform, and has taken all necessary corporate action to authorise the execution and performance of, its obligations under this each relevant Transaction Document to which it is or will be a party;

(b)           each of the Transaction Documents to which AerCap or any member of the AerCap Group is or will be a party will, when executed, constitute legal, valid and binding obligations of such party, enforceable against such party in accordance with its terms;

(c)           the execution and delivery by AerCap and any member of the AerCap Group of each Transaction Document to which any of them is a party and the performance of the obligations under each of them do not, and will not, conflict with, or constitute a default under, any provision of the constitutional documents or any material agreements or undertakings of AerCap or any member of the AerCap Group or violate any laws or regulations applicable to AerCap or any member of the AerCap Group; and

(d)           when incorporated, AerLift Leasing France MSN 24698 S.a.r.l. will be an indirect wholly owned subsidiary of AerCap and other than as contemplated by the Transaction Documents, AerLift Leasing France MSN 24698 S.a.r.l. will have no assets or liabilities and will not be engaged in any trading activities.

8.2           AerCap gives the warranties set out in subclause 8.1 above as at the date of this Agreement.

8.3           Waha warrants to each of the other parties that:

(a)           Waha and each member of the Waha Group who is a party to any Transaction Document is validly incorporated and in existence under the laws of its jurisdiction of incorporation with the requisite power and authority to enter into and perform, and has taken all necessary corporate action to authorise the execution and performance of, its obligations under this each relevant Transaction Document to which it is or will be a party;

(b)           each of the Transaction Documents to which Waha or any member of the Waha Group is or will be a party will, when executed, constitute legal, valid and binding obligations of such party, enforceable against such party in accordance with its terms; and

(c)           the execution and delivery by Waha and any member of the Waha Group of each Transaction Document to which any of them is a party and the performance of the obligations under each of them do not, and will not, conflict with, or constitute a default under, any provision of the constitutional documents or any material agreements or undertakings of Waha or any member of the Waha Group or violate any laws or regulations applicable to Waha or any member of the Waha Group.

8.4           Waha gives the warranties set out in subclause 8.3 above as at the date of this Agreement.

9.             EMPLOYEES

The provisions of Schedule 4 shall apply.

10.          APPORTIONMENTS

10.1         All Prepayments relating to each Aircraft shall be apportioned between Waha and the Company on a pro-rata time basis such that the Company shall be responsible for a sum equivalent to the proportion of each Prepayment that relates to the period following Completion (in relation to the Unlevered Pre-Completion Aircraft and the Completion Aircraft) or the relevant Aircraft Closing (in relation to the Outstanding Aircraft).

10.2         Waha shall be entitled to a sum equivalent to the proportion of each Receivable that relates to the period before Completion (in relation to the Unlevered Pre-Completion Aircraft and the Completion Aircraft) or the relevant Aircraft Closing (in relation to the Outstanding Aircraft).  The Company shall be entitled to a sum equivalent to the proportion of each Receivable that relates to the period after Completion (in relation to the Unlevered Pre-Completion Aircraft and the Completion Aircraft) or the relevant Aircraft Closing (in relation to the Outstanding Aircraft).

10.3         As soon as reasonably practicable after Completion and each Aircraft Closing, Waha shall prepare and shall deliver to AerCap and the Company a draft statement in relation to the relevant Aircraft apportioning all Prepayments and Receivables as at Completion or the relevant Aircraft Closing (as the case may be) in accordance with clauses 10.1 and 10.2 (the draft Apportionments Statement).

10.4         Within 10 Business Days of delivery of the draft Apportionments Statement pursuant to clause 10.3, AerCap shall give notice to Waha of any item or items it wishes to dispute together with the reasons for such dispute and a list of proposed adjustments.  If by the expiry of such period of 10 Business Days, no such notice is given to Waha, or AerCap has given notice to Waha that there are no items it wishes to dispute, the draft Apportionments Statement shall constitute the final Apportionments Statement for the purposes of this Agreement.

10.5         If, in accordance with clause 10.4, notice is given to Waha as to any item or items in dispute:

(a)           Waha and AerCap shall attempt to agree the item or items disputed;

(b)           if any such item or items are not agreed in writing within 10 Business Days of the delivery to AerCap and the Company of the draft Apportionments Statement, the item or items in dispute shall be determined by the Independent Accountants; and

(c)           the draft Apportionments Statement adjusted to take account of each item in dispute (of which notice is given in accordance with this schedule) as agreed in writing or as determined by the Independent Accountants (as the case may be), shall constitute the final Apportionments Statement for the purposes of this Agreement.

10.6         The Independent Accountants shall act on the following basis:

(a)           the Independent Accountants shall act as experts and not as arbitrators;

(b)           the item or items in dispute shall be notified to the Independent Accountants in writing by Waha and AerCap within 10 Business Days of the Independent Accountants’ appointment;

(c)           the Independent Accountants shall decide the procedure to be followed in the determination;

(d)           the determination of the Independent Accountants shall (in the absence of manifest error) be final and binding on the parties; and

(e)           the costs of the determination, including fees and expenses of the Independent Accountants, shall be borne as the Independent Accountants shall determine.

10.7         The Company shall provide each of Waha and AerCap (and, if appointed, the Independent Accountants) with all access to premises and information, and access to (including the ability to take copies of) books and records of account, documents, files, working papers and information stored electronically, which they may reasonably require for the purposes of this clause 10.

10.8         The net amount (if any) payable to Waha or the Company under this clause shall be paid within five Business Days after the date on which the Apportionments Statement is finalised in accordance with this clause 10.

10.9         If the Company or any Group Company receives from time to time any repayment from EDC of all or any part of any security deposit paid by MyAir.com S.p.A (or its Related Companies) and retained by EDC in connection with the Transferring Debt relating to Aircraft 12, 13, 14 and 15, Waha, AerCap and the Company shall procure that such amount is paid to Waha promptly (and in any event within three Business Days) after the receipt of such repayment.

10.10       If the Company or any Group Company receives from time to time any repayment from the Italian courts of all or any part of any amount paid to the Italian courts by Waha or any of its Related Companies for the purposes of releasing liens created as a result of the insolvency of MyAir.com S.p.A. from Aircraft 12, 13, 14 and 15, Waha, AerCap and the Company shall procure that such amount is paid to Waha promptly (and in any event within three Business Days) after the receipt of such repayment.

10.11       All Deposits and Maintenance Reserves unblocked by funding covenants and which are paid on or before Completion (in respect of the Completion Aircraft) or before an Aircraft Closing (in respect of an Outstanding Aircraft) shall be retained by or paid to Waha (or as it may direct).  The provisions of schedule 6 shall apply in taking account of such retained Deposits and Maintenance Reserves in the calculation of the Aircraft Equity Values.

10.12       Subject to clause 10.9, all Deposits and Maintenance Reserves which are blocked by funding covenants and which are paid on or before Completion (in respect of the Completion Aircraft) or before an Aircraft Closing (in respect of an Outstanding Aircraft) shall transfer to the Company or its Related Companies on the transfer of the relevant Aircraft pursuant to the Aircraft Sale Agreement.

10.13       If any Receivable or Maintenance Reserve is received by any member of the Waha Group after Completion (or, in relation to an Outstanding Aircraft, the relevant Aircraft Closing) and which relates in whole or in part to the period after Completion (or such Aircraft Closing), Waha shall procure that the portion of such Receivable or Maintenance Reserve that relates to the period after Completion (or such Aircraft Closing) shall be paid to the Company (or as the Company may direct) as soon as reasonably practicable following receipt.

11.          GUARANTEE ARRANGEMENTS

11.1         Subject to compliance with all applicable laws and regulations, AerCap may, where it would improve the terms of any New Financing (or re-financing of any New Financing or Transferring Debt or subsequent refinancing) available to the Company or any LeaseCo to do so, and subject to the prior approval of the Company (save that such approval shall not be required in relation to guarantees provided by AerCap in respect of New Financing drawn down at Completion or an Aircraft Closing and which has been obtained in accordance with the terms of the Treasury Services Agreement):

(a)           provide a guarantee (an AerCap Guarantee) in respect of the payment obligations of the Company or any LeaseCo under any New Financing or Transferring Debt (or re-financing of any New Financing or Transferring Debt or subsequent refinancing) in favour of the relevant provider of such financing, on terms and subject to conditions to be agreed by AerCap; and/or

(b)           arrange for the accession of the Company or any LeaseCo to any existing facility of AerCap in place of any New Financing or Transferring Debt,

in each case a Debt Enhancement Arrangement, and any amount of debt financing to which any such Debt Enhancement Arrangement relates shall be referred to as Enhanced Debt.

11.2         If AerCap provides a Debt Enhancement Arrangement pursuant to clause 11.1 in relation to the Company or any LeaseCo, the Company shall pay or procure the payment to AerCap:

(c)           a fee equal to 0.25% of the amount of any New Financing in connection with which AerCap has provided an AerCap Guarantee, such fee to be payable within ten (10) Business Days of drawdown of such financing; and

(d)           a fee equal to 1% of the average outstanding amount of the Enhanced Debt during such financial year (calculated on a daily basis), such fee to be payable within ten (10) Business Days of the end of each financial year of the Company during which any Enhanced Debt has remained outstanding.

11.3         If, after Completion, Waha or any member of the Waha Group is or remains a guarantor of any obligation of any borrower or lessor (as the case may be) under any New Financing, Transferring Debt or Aircraft lease, the Company shall indemnify and keep indemnified Waha and each member of the Waha Group against, and shall pay to Waha or the relevant member of the Waha Group on demand an amount equal to any damage, loss, expense or liability which Waha or any member of the Waha Group may suffer or incur as a result of any claim or payment under any such guarantee.

11.4         If, after Completion, in the event that a demand is made against AerCap under the guarantee provided (with effect from Completion or the relevant Aircraft Closing) by AerCap or any member of the AerCap Group to Aeroflot in respect of the obligations of the Company (or its Related Companies) under the lease with Aeroflot relating to Aircraft 1, then in such circumstances, Waha undertakes and agrees to indemnify and keep indemnified AerCap or any member of the AerCap Group in respect of Waha’s Proportion of any loss, damage, expense or liability, which AerCap or any member of the AerCap Group may suffer or incur as a result of any claim or payment under any such guarantee.

11.5         If, after Completion, in the event that a demand is made against Waha or any member of the Waha Group under the guarantee provided (with effect from Completion or the relevant Aircraft Closing) by Waha or any member of the Waha Group to Aeroflot in respect of the obligations of the Company (or its Related Companies) under the lease with Aeroflot relating to Aircraft 1, then in such circumstances, AerCap undertakes and agrees to indemnify and keep indemnified Waha or any member of the Waha Group in respect of AerCap’s Proportion of any loss, damage, expense or liability, which Waha or any member of the Waha Group may suffer or incur as a result of any claim or payment under any such guarantee.

12.          ANNOUNCEMENTS AND CONFIDENTIALITY

12.1         AerCap and Waha shall each procure that no member of the AerCap Group or the Waha Group (respectively) for the time being, and no adviser or other person connected with any such member, shall make any announcement, other than the Agreed Announcement, concerning the subject matter of this Agreement or any Transaction Document.

12.2         AerCap shall, and shall procure that each other member of the AerCap Group for the time being shall, keep confidential:

(a)           the provisions and subject matter of each Transaction Document; and

(b)           all information provided to any member of the AerCap Group by or on behalf of Waha or otherwise obtained by any member of the AerCap Group in connection with any Transaction Document which relates to Waha or any other member of the Waha Group.

12.3         Waha shall, and shall procure that each other member of the Waha Group for the time being shall keep confidential:

(a)           the provisions and subject matter of each Transaction Document; and

(b)           all information provided to any member of the Waha Group by or on behalf of AerCap or otherwise obtained by any member of the Waha Group in connection with any Transaction Document which relates to any member of the AerCap Group.

12.4         Nothing in this clause prevents any announcement being made or any confidential information being disclosed (or being retained and not returned or destroyed):

(a)           where such announcement contains, or the confidential information disclosed and/or the retained comprises, only information set out in the Agreed Announcement; or

(b)           with the written approval of the other parties, which in the case of any announcement shall not be unreasonably withheld or delayed; or

(c)           to the extent required by law, any court of competent jurisdiction or any competent regulatory body, but if a person is so required to make any announcement or to disclose any confidential information, the relevant party shall promptly notify the other parties, where practicable and lawful to do so, before the announcement is made or disclosure occurs (as the case may be) and shall co-operate with the other parties regarding the timing and content of such announcement or disclosure (as the case may be) or any action which the other parties may reasonably elect to take to challenge the validity of such requirement; or

(d)           where such announcement is required by obligations pursuant to any listing agreement with, or the rules of, in the case of AerCap, the New York Stock Exchange or, in the case of Waha, the Abu Dhabi Securities Exchange,

PROVIDED THAT each of AerCap and Waha agrees and undertakes to maintain and preserve to the maximum extent possible the confidentiality of all such information.

12.5         Nothing in this clause prevents any confidential information being disclosed (or, where applicable, being retained and not returned or destroyed):

(a)           by any member of the AerCap Group to the extent that the information is in or comes into the public domain otherwise than as a result of a breach of any undertaking or duty of confidentiality by any member of the AerCap Group; or

(b)           by Waha or any other member of the Waha Group to the extent that the information is in or comes into the public domain otherwise than as a result of a breach of any undertaking or duty of confidentiality by Waha or any other member of the Waha Group; or

(c)           by any member of the AerCap Group to its professional advisers, auditors or bankers but, before any disclosure to any such person, AerCap shall procure that such person is made aware of the terms of this clause and shall use its best endeavours to procure that such person adheres to those terms as if such person were bound by the relevant provisions of this clause; or

(d)           by any other member of the Waha Group to its professional advisers, auditors or bankers but, before any disclosure to any such person, Waha shall procure that such person is made aware of the terms of this clause and shall use its best endeavours to procure that such person adheres to those terms as if such person were bound by the relevant provisions of this clause; or

(e)           to a member of the Waha Group (in the case of Waha) or a member of the AerCap Group (in the case of AerCap); or

(f)            to enable the relevant party to enforce its rights under any Transaction Document.

12.6         The restrictions contained in this clause 12 supersede any previous confidentiality undertakings given by any of the parties in connection with any Transaction Document prior to becoming a party to this Agreement and shall survive Completion and each Aircraft Closing and shall apply to all disclosures, announcements or statements whether made or authorised by the parties as principals or through their professional advisers, agents or representatives.

13.          NOTICES

13.1         Any notice or other communication to be given under this Agreement must be in writing and must be delivered (either by hand or by courier) or sent by fax to the party to whom it is to be given as follows:

(a)           to Waha at:

Aseel Building, 4th Floor, Six Towers, Al Bateen, P.O. Box 28922, Abu Dhabi, United Arab Emirates

Fax:  +971 (2) 667 7383

marked for the attention of the Company Secretary

with a copy to waha-aer-notice@wahacapital.ae,

(b)           to Coöp at:

Teleportboulevard 140, 1043EJ Amsterdam, The Netherlands

with a copy to waha-aer-notice@wahacapital.ae

(c)           to the Company at:

Teleportboulevard 140, 1043EJ Amsterdam, The Netherlands

with a copy to waha-aer-notice@wahacapital.ae, edikken@aercap.com, gchase@aercap.com and contractualnotices@aercap.com

(d)           to AerCap at:

AerCap House, Stationsplein 965, 1117 CE Schiphol, The Netherlands

Fax:  +31 (20) 655 9100

marked for the attention of the Chief Legal Officer

with a copy to edikken@aercap.com, gchase@aercap.com and contractualnotices@aercap.com

(e)           to AerCap Holdco at:

AerCap House, Stationsplein 965, 1117 CE Schiphol, The Netherlands

Fax:  +31 (20) 655 9100

marked for the attention of the Chief Legal Officer

with a copy to edikken@aercap.com, gchase@aercap.com and contractualnotices@aercap.com

(f)            to Waha Participations at:

Aseel Building, 4th Floor, Six Towers, Al Bateen, P.O. Box 28922, Abu Dhabi, United Arab Emirates

Fax:  +971 (2) 667 7383

marked for the attention of the Company Secretary

with a copy to waha-aer-notice@wahacapital.ae

or at any such other address or fax number of which it shall have given notice for this purpose to the other party under this clause.

13.2         Subject to subclause 13.3 below, any notice or other communication shall be deemed to have been given:

(a)           if delivered in person (by courier or otherwise), at the time of delivery; and

(b)           if by fax, on the date of delivery, or, if that date is not a Business Day, on the next Business Day.

13.3                           A communication given under subclause 13.2 above but received on a day that is not a Business Day or after business hours in the place of receipt will only be deemed to be given on the next Business Day.

13.4                           In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the fax was properly addressed and transmitted, as the case may be.

14.                               ASSIGNMENTS

None of the rights or obligations under this Agreement may be assigned or transferred by any party to this Agreement without the prior written consent of all the parties and any such purported assignment or transfer shall be void.

15.                               PAYMENTS

15.1                           Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), each payment to be made to under this Agreement shall be made in US Dollars by transfer of the relevant amount into the relevant account on or before the date the payment is due for value on that date.  The relevant account for a given payment is:

(a)                                  if that payment is to Waha, such account as Waha shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the paying party for the purpose of that payment;

(b)                                 if that payment is to Coöp, such account as Coöp shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the paying party for the purpose of that payment;

(c)                                  if that payment is to the Company, such account as the Company shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the paying party for the purpose of that payment;

(d)                                 if that payment is to AerCap, such other account as AerCap shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the paying party for the purpose of that payment;

(e)                                  if that payment is to AerCap Holdco, such account as AerCap Holdco shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the paying party for the purpose of that payment; or

(f)                                    if that payment is to Waha Participations, such account as Waha Participations shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the paying party for the purpose of that payment.

15.2                           If a party defaults in making any payment when due of any sum payable under this Agreement, it shall pay interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after as well as before judgment) at an annual rate of 2% above LIBOR, which interest shall accrue from day to day and be compounded monthly.

15.3                           If any party is required by law to make a deduction or withholding in respect of any sum payable under this Agreement, that party shall, at the same time as the sum which is the subject of the deduction or withholding is payable, make a payment to the receiving party of such additional amount as shall be required to ensure that the net amount received by the receiving party will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

15.4                           Each party waives any and all rights of set off, deduction or retention against or in respect of any of its payment obligations under this Agreement or any of the other Transaction Documents.

16.                               COSTS AND EXPENSES

16.1                           As soon as reasonably practicable after Completion, Waha shall pay 60% and AerCap shall pay 40% of the costs and expenses incurred by the parties in relation to:

(a)                                  the establishment of the Company and the implementation of the Company’s group structure (including the incorporation of the NewCos and the transfer of the shares in the existing Group Members;

(b)                                 the transfers of the Aircraft to the Company (or its Related Companies) pursuant to the Aircraft Sale Agreement;

(c)                                  all necessary amendments to the terms of the Transferring Debt;

(d)                                 the obtaining of consents and novation agreements from all lessees of the Aircraft and other third parties in relation to the transfers of the Aircraft; and

(e)                                  all transfer taxes and duties relating to the transfer of Aircraft to the NewCos or the transfer of shares in the Group Members to the Company,

provided that (i) Waha and AerCap shall pay their own legal fees, save for the legal fees of any relevant lender or lessee which shall be borne in accordance with the provisions above; (ii) each of Waha and AerCap shall pay their own costs in relation to the negotiation of the Transaction Documents; and (iii) Waha shall pay the costs incurred in relation to obtaining the New Financing.

16.2                           Waha shall pay to AerCap 60% of any amount paid by AerCap pursuant to any funding indemnity provided by AerCap in connection with any New Financing, where (i) the draw down notice issued in respect of such New Financing was issued with the prior written consent of Waha and (ii) draw down does not occur on the date of the draw down notice.

17.                               GENERAL

17.1                           The receipt by AerCap’s Solicitors of any document to be delivered at Completion or any Aircraft Closing to AerCap shall discharge Waha’s obligation to deliver it to AerCap.  The receipt by Waha’s Solicitors of any document to be delivered at Completion or any Aircraft Closing to Waha shall discharge AerCap’s obligation to deliver it to Waha.

17.2                           Each of the obligations, warranties and undertakings set out in this Agreement (excluding any obligation which is fully performed at Completion or any Aircraft Closing) shall continue in force after Completion or any Aircraft Closing.

17.3                           This Agreement may be executed in counterparts, each of which taken together shall constitute one and the same agreement, and either party (including any duly authorised representative of a party) may enter into this Agreement by executing a counterpart.  Facsimile signatures shall be valid and binding to the same extent as original signatures.

17.4                           The rights of each party under this Agreement:

(a)                                  may be exercised as often as necessary;

(b)                                 except as otherwise expressly provided by this Agreement, are cumulative and not exclusive of rights and remedies provided by law; and

(c)                                  may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

17.5                           Except as expressly stated in this Agreement, a person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

18.                               WHOLE AGREEMENT

18.1                           This Agreement and the other Transaction Documents contain the whole Agreement between the parties relating to the transactions contemplated by the Transaction Documents and supersede all previous agreements, whether oral or in writing, between the parties relating to these transactions.

18.2                           Each party acknowledges that in agreeing to enter into this Agreement and the other Transaction Documents it has not relied on any express or implied representation, warranty, collateral contract or other assurance (except those repeated in the Transaction Documents) made by or on behalf of the other party before the entering into of this Agreement.  Each party waives all rights and remedies which, but for this subclause 18.2, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.

18.3                           Nothing in this clause limits or excludes any liability for fraud.

19.                               GOVERNING LAW AND JURISDICTION

19.1                           This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

19.2                           The English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to any non-contractual obligations arising out of or in connection with this Agreement) and the parties submit to the exclusive jurisdiction of the English courts.

19.3                           Each of Waha, Coöp, the Company, AerCap and Waha Participations irrevocably appoints LPA Process Limited of its registered office in England from time to time which is currently, 3A Eghams Wood Road, Beaconsfield, Buckinghamshire HP9 1JP as its agent in England for service of process.

19.4                           The parties waive any objection to the English courts on grounds that they are an inconvenient or inappropriate forum to settle any such dispute.

19.5                           Each party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal action or proceeding arising, directly or indirectly, out of or relating to this Agreement or the transactions contemplated by it and for any counterclaim therein (in each case whether based on contract, tort or any other theory and whether predicated on common law, statute or otherwise).  Each party (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that the other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (b) acknowledges that it and the other party have been induced to enter into this Agreement by, amongst other things, the mutual waivers and certifications in this clause.

20.                               LANGUAGE

The language of this Agreement and the transactions envisaged by it is English and all notices to be given in connection with this Agreement must be in English.  All demands, requests, statements, certificates or other documents or communications to be provided in connection with this Agreement and the transactions envisaged by it must be in English or accompanied by a certified English translation; in this case the English translation prevails unless the document or communication is a statutory or other official document or communication.

AS WITNESS this Agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE AIRCRAFT

			(4)
(1)	(2) M.S.N.	(3) Model	Net Book Value (%)	(5) Lessee
1.	963	A330-200	13.8	J.S.C. “Aeroflot – Russian Airlines”
2.	28411	B777-200 ER	9.8	Malaysian Airline System Berhad
3.	637	A330-200	10.6	Qatar Airways Q.C.S.C.
4.	599	A321-100	2.7	Alitalia Compagnia Aerea
5.	1149	A330-300	13.9	Singapore Airlines
6.	1156	A330-300	13.9	Singapore Airlines
7.	27213	B737-400	1.3	Eastern Skyjets
8.	421	A320-200	2.1	WindJet S.p.A.
9.	24698	B737-300	1.2	P.T. Sriwijaya Air
10.	28415	B777-200 ER	10.6	Malaysian Airline System Berhad
11.	1811	A321-200	5.0	Air Canada
12.	15102	CRJ-900	3.0	SkyWest
13.	15103	CRJ-900	3.0	SkyWest
14.	15110	CRJ-900	3.0	SkyWest
15.	15112	CRJ-900	3.0	SkyWest
16.	15055	CRJ-705	3.2	Jazz Air LP

SCHEDULE 2

PART 1

THE GROUP MEMBERS

Wahaflot Leasing 963 (Bermuda) Limited (Bermuda)

Wahaflot Leasing 1 Limited (Cyprus)

Al Waha Lease Ireland Limited (Ireland)

Fourteenth Waha Lease Limited (Isle of Man)

Waha Lease (Labuan) Limited (Malaysia)

Alpha Fifteenth Waha Lease Limited (Isle of Man)

Sixteenth Waha Lease (Labuan) Limited (Malaysia)

Bravo Fifteenth Waha Lease Limited (Isle of Man)

PART 2

THE NEWCOS

AerLift Leasing Jet Limited (Ireland)

AerLift Leasing Isle of Man 1 Limited (Isle of Man)

AerLift Leasing Ireland MSN 421 Limited (Ireland)

AerLift Leasing Netherlands B.V. (Netherlands)

AerLift Leasing Isle of Man MSN 28415 Limited (Isle of Man)

AerLift Leasing France MSN 24698 SARL (France)

SCHEDULE 3

COMPLETION

PART 1

COMPLETION

At Completion:

1.                                       AerCap Holdco and Coöp shall procure that a board meeting of the Company is held at which the required changes are made to the board of directors of the Company in order to ensure that the board comprises three directors nominated by Waha and two directors nominated by AerCap in accordance with the terms of the Shareholders’ Agreement;

2.                                       Coöp shall subscribe for the AerCap Shares pursuant to the terms of the Subscription Agreement and shall deliver the Deed of Issue duly executed by Coöp;

3.                                       AerCap shall (i) deliver to Waha a copy of the board resolution approving the issuance of the AerCap Shares to Coöp; (ii) deliver to Waha the Deed of Issue duly executed by AerCap; and (iii) subject to having received the subscription price for such shares, cause the AerCap Shares to be issued to Coöp pursuant to the Subscription Agreement;

4.                                       Waha Participations and AerCap Holdco shall take, and shall procure that AerVenture shall take, the relevant steps and comply with the relevant obligations applicable to such party pursuant to the conversion, redemption and cancellation of Waha Participations’ shares in AerVenture as set out in Schedule 5;

5.                                       Waha shall contribute an amount equal to the Net Cash Investment plus the Completion Aircraft Equity Value to the capital reserves of Coöp;

6.                                       Coöp shall subscribe for Shares for an aggregate subscription amount equal to the proportion of the Completion Aircraft Equity Value relating to Shares;

7.                                       if the Completion Aircraft include Aircraft 12, 13, 14 and 15, Coöp shall subscribe for AerLift Leasing Jet Shares for an aggregate subscription amount equal to the proportion of the Completion Aircraft Equity Value relating to AerLift Leasing Jet Shares;

8.                                       the parties shall procure that the relevant portion of the New Financing relating to the Unleveraged Aircraft is drawn down by the Company and the relevant LeaseCos;

9.                                       the parties shall procure that the relevant steps set out in the Aircraft Sale Agreement relating to the transfer of the Completion Aircraft are implemented in full;

10.                                 Coöp shall deliver to AerCap Holdco duly executed stock transfer forms in relation to 39.6% of its shareholding in the Company;

11.                                 if the Completion Aircraft include Aircraft 12, 13, 14 and 15, Coöp shall deliver to AerCap Holdco duly executed stock transfer forms in relation to its entire shareholding in AerLift Leasing Jet;

12.                                 AerCap Holdco shall pay to Coöp the Completion Consideration;

13.                                 AerCap shall repay to Waha the outstanding balance and accrued interest under the AerVenture Loan Agreement;

14.                                 AerCap Holdco and Coöp shall procure that a board meeting of the Company is held at which the stock transfer form referred to in paragraph 10 above is approved and registered and share certificates are issued to AerCap Holdco in respect of such transferred shares;

15.                                 if the Completion Aircraft include Aircraft 12, 13, 14 and 15, AerCap Holdco and Coöp shall procure that a board meeting of AerLift Leasing Jet is held at which the stock transfer form referred to in paragraph 11 above is approved and registered and share certificates are issued to AerCap Holdco in respect of such transferred shares;

16.                                 AerCap Holdco and Coöp shall procure that board meetings of each LeaseCo are held at which the required changes are made to the boards of directors of such companies in order to ensure that the board of each company comprises two directors nominated by Waha and two directors nominated by AerCap;

17.                                 Waha shall pay to AerCap the sum of $607,365 by way of drawdown of the Shareholder Loan;

18.                                 Waha shall make available to the Company (or its Related Companies) the Shortfall Debt Facility; and

19.                                 Waha shall deliver to AerCap customary legal opinions in a form and substance reasonably satisfactory to AerCap from (i) Allen & Overy LLP in The Netherlands in respect of, inter alia, the due execution by and enforceability against Coop and Waha Participations of this Agreement and each other document listed in Clause 2.1 of this Agreement to which such entity is party and (ii) Cains in the Isle of Man in respect of, inter alia, the due execution by and enforceability against the Company of this Agreement and each other document listed in Clause 2.1 of this Agreement to which the Company is party;

20.                                 AerCap shall deliver to Waha a customary legal opinion in a form and substance reasonably satisfactory to Waha from Nauta Dutilh in the Netherlands in respect of, inter alia, the due execution by and enforceability against AerCap HoldCo of this Agreement and each other document listed in Clause 2.1 of this Agreement to which AerCap HoldCo is party; and

21.                                 AerCap and Waha shall enter into and shall procure that their respective Related Companies shall enter into the Outstanding Aircraft Servicing Agreements and (subject to clause 3.1(f)) the EK Servicing Agreements.

PART 2

AIRCRAFT CLOSINGS

At each Aircraft Closing;

1.                                       Waha shall contribute an amount equal to the Outstanding Aircraft Equity Value to the capital reserves of Coöp;

2.                                       Coöp shall subscribe for Shares for an aggregate subscription amount equal to the Outstanding Aircraft Equity Value;

3.                                       if the Outstanding Aircraft includes Aircraft 12, 13, 14 and 15, Coöp shall subscribe for AerLift Leasing Jet Shares for an aggregate subscription amount equal to the proportion of the Outstanding Aircraft Equity Value relating to AerLift Leasing Jet Shares;

4.                                       where the Outstanding Aircraft is an Unlevered Aircraft, the New Financing shall be drawn down by the Company and/or the relevant LeaseCo in relation to the Outstanding Aircraft;

5.                                       Waha shall make available to the Company (or its Related Companies) the Shortfall Debt Facility;

6.                                       the parties shall procure that the relevant steps set out in the Aircraft Sale Agreement relating to the transfer of the Outstanding Aircraft are implemented in full;

7.                                       Coöp shall deliver to AerCap Holdco a duly executed stock transfer form in relation to 39.6% of the Shares subscribed pursuant to paragraph 2 above;

8.                                       if the Outstanding Aircraft includes Aircraft 12, 13, 14 and 15, Coöp shall deliver to AerCap Holdco duly executed stock transfer forms in relation to its entire shareholding in AerLift Leasing Jet;

9.                                       AerCap Holdco shall pay to Coöp the Aircraft Closing Consideration;

10.                                 AerCap Holdco and Coöp shall procure that a board meeting of the Company is held at which the stock transfer form referred to in paragraph 7 above is approved and registered and share certificates are issued to AerCap Holdco in respect of such transferred shares and appropriate board changes are made; and

11.                                 if the Outstanding Aircraft include Aircraft 12, 13, 14 and 15, AerCap Holdco and Coöp shall procure that a board meeting of AerLift Leasing Jet is held at which the stock transfer form referred to in paragraph 8 above is approved and registered and share certificates are issued to AerCap Holdco in respect of such transferred shares and appropriate board changes are made.

SCHEDULE 4

EMPLOYEES

1.                                      Establishment by AerCap of an entity in the United Arab Emirates

AerCap undertakes, as soon as reasonably practicable and in any event no later than two months after the Completion Date, to register a legal entity within the United Arab Emirates that is capable of employing each Relevant Employee in compliance with all laws and regulations applicable in the United Arab Emirates, including Federal Law No 8 of 1980 (the AerCap UAE Entity).

2.                                      Employment offers

2.1                                 Before the Completion Date, AerCap shall offer to each Relevant Employee employment with the AerCap UAE Entity, such offer to be conditional on the resignation of the Relevant Employee from employment with the Waha Group and the registration of the AerCap UAE Entity (the Employment Offer).  The date on which a Relevant Employee transfers to the employment of the AerCap UAE Entity shall, for each Relevant Employee, be referred to in this Schedule 4 as the Employment Transfer Date.

2.2                                 Save as required by applicable law, the terms of the Employment Offer offered to each Relevant Employee shall be in all material respects identical to or not less favourable than the terms enjoyed by that Relevant Employee before the Completion Date (including in respect of any bonus arrangements, incentive plans or end of service gratuity payments (EOSG)) and shall provide that, with respect to the calculation of the Relevant Employee’s continuous service, account shall be given to the Relevant Employee’s employment with the Waha Group.

2.3                                 Without limiting the generality of paragraph 2.2 above, where the terms of employment enjoyed by a Relevant Employee before the Completion Date include a loan given or facilitated by any member of the Waha Group and that loan is outstanding at the Completion Date, AerCap shall procure that the Employment Offer provides for that loan being repaid and a loan for such outstanding amount being made available to that Relevant Employee on no less favourable terms (taken as a whole) including, without limitation, as to interest rate, security and term.  Where no loan is outstanding at the Completion Date but the Relevant Employee is eligible for such a loan, AerCap shall procure that the Employment Offer provides that the Relevant Employee is eligible for a loan on no less favourable terms (taken as a whole) than those offered by Waha to the Relevant Employee before the Completion Date including, without limitation, as to interest rate, security, amount and term.

3.                                      Employee transfers

3.1                                 As soon as practicable following the date that the trade licence of the AerCap UAE Entity is issued by the relevant authorities in the Emirate in which it is registered (the AerCap UAE Registration Date) and in any event no later than three weeks after the AerCap UAE Registration Date, AerCap shall procure that the AerCap UAE Entity shall:

(a)                                  enter into an employment agreement with each Relevant Employee that has accepted an Employment Offer; and

(b)                                 complete all formalities required by the United Arab Emirates Ministry of Labour and immigration authorities in order to register the employment of each Relevant Employee by the AerCap UAE Entity.

3.2                                 AerCap and Waha each undertake to promptly sign all documents and to do all other acts which may be necessary to give full effect to the transfer of each Relevant Employee to the employment of the AerCap UAE Entity, including any administrative filings or forms required by the United Arab Emirates’ Ministry of Labour and immigration authorities.

3.3                                 AerCap shall continue to employ each Relevant Employee that has accepted an Employment Offer on the terms of that Relevant Employee’s Employment Offer as prescribed by paragraphs 2.2 and 2.3 above for a period continuing at least until the date 12 months after the Completion Date, save for any Relevant Employee dismissed for cause.

4.                                      Employment costs before and after the Completion Date

4.1                               Allocation of costs

(a)                                  Waha shall perform and discharge all its obligations in respect of each Relevant Employee in relation to the period ending on the Completion Date, including but not limited to discharging all costs and expenses (including, without limitation, salary, entitlements, benefits, contributions to pension arrangements, employers’ and employees’ insurance premiums or contribution obligations, annual leave or other payments relating to, payable or accruing in respect of each Relevant Employee including paying any severance payment or long service payment or any bonus (or part of any bonus) which are payable by it to that Relevant Employee under the terms of any applicable contract or any applicable law).

(b)                                 AerCap shall perform and discharge all its obligations in respect of each Relevant Employee in relation to the period commencing on the Completion Date, including but not limited to discharging all costs and expenses (including, without limitation, salary, entitlements, benefits, contributions to pension arrangements, employers’ and employees’ insurance premiums or contribution obligations, annual leave or other payments relating to, payable or accruing in respect of each Relevant Employee including paying any severance payment or long service payment or any bonus (or part of any bonus) which are payable to that Relevant Employee under the terms of any applicable contract or any applicable law).

(c)                                  Without prejudice to the generality of paragraphs 4.1(a) and (b) above:

(i)                                     Waha shall be responsible for, and shall indemnify AerCap in respect of, the payment of the accrued EOSG (as defined in Schedule 8) relating to the employment of the Relevant Employees for the period ending on the Completion Date; and

(ii)                                  AerCap shall be responsible for, and shall indemnify Waha in respect of, the payment of the accrued EOSG (as defined in Schedule 8) relating to the employment of the Relevant Employees for the period commencing on the Completion Date.

(d)                                 AerCap shall reimburse and indemnify Waha (and each member of the Waha Group) in respect of:

(i)                                     any payment made by Waha (or any member of the Waha Group) in respect of the employment of any Relevant Employee as per the terms of employment enjoyed by that Relevant Employee before the Completion Date during the period commencing on the Completion Date; and

(ii)                                  any payment made by Waha (or any member of the Waha Group) of any EOSG claimed by any Relevant Employee in respect of his employment with Waha at any time after Waha has made a payment to AerCap by way of the discharge of its obligations pursuant to paragraph 4.1(c)(i) above.

This paragraph may be enforced against AerCap by Waha or any other member of the Waha Group under the Contracts (Rights of Third Parties) Act 1999 (United Kingdom).

4.2                               Employee Claims

(a)                                  Subject to paragraph 4.1(d) Waha shall indemnify and keep indemnified AerCap (and any applicable member of the AerCap Group) against all costs, claims and expenses which AerCap (or any applicable member of the AerCap Group) may incur in relation to any Relevant Employee in respect of any period before the Completion Date, which relate to any claim by any Relevant Employee (whether in contract or in tort or under statute for any remedy including without limitation in respect of salary, entitlements, benefits, contributions to any retirement scheme or other mandatory payments to pension funds, labour insurance premiums, national health insurance premiums, statutory social insurance funds and housing funds, employers’ and employees’ insurance premiums or contribution obligations, taxation, annual leave, guarantees and compensations, termination, redundancy, retrenchment, severance or long service payments, holiday or maternity leave, discrimination, or bonus arrangement, incentive plan or other payments relating to, payable or accruing in respect of any Relevant Employee under the terms of any applicable contract or applicable law).

(b)                                 AerCap shall indemnify and keep indemnified Waha (and any applicable member of the Waha Group) against all costs, claims and expenses which Waha (or any applicable member of the Waha Group) may incur in relation to any Relevant Employee in respect of any period after the Completion Date, which relate to any claim by any Relevant Employee (whether in contract or in tort or under statute for any remedy including without limitation in respect of salary, entitlements, benefits, contributions to any retirement scheme or other mandatory payments to pension funds, labour insurance premiums, national health insurance premiums, statutory social insurance funds and housing funds, employers’ and employees’ insurance premiums or contribution obligations, taxation, annual leave, guarantees and compensations, termination, redundancy, retrenchment, severance or long service payments, holiday or maternity leave, discrimination, or bonus arrangement, incentive plan or other payments relating to, payable or accruing in respect of any Relevant Employee under the terms of any applicable contract or applicable law).

SCHEDULE 5

REDEMPTION AND CANCELLATION OF SHARES IN AERVENTURE

1.                                       AerCap HoldCo shall deliver to Waha Participations:

(a)                             the Agreed Form resolution of AerCap HoldCo and Waha Participations, as members of AerVenture, approving:

(i)                                 the conversion of 135,728,856 ordinary shares in AerVenture held by Waha Participations into 135,728,856 redeemable ordinary shares and the subsequent redemption and cancellation of those shares for US$232 million; and

(ii)                              the adoption by AerVenture of new memorandum and articles of association providing for the new class of redeemable ordinary shares,

(“First Members’ Resolution”) duly executed by AerCap HoldCo;

(b)                            the Agreed Form letter pursuant to which AerCap agrees to make a capital contribution to the reserves of AerCap HoldCo in the amount of US$232 million (subject to adjustment as provided in such letter) duly executed by AerCap;

(c)                             the Agreed Form deed pursuant to which AerCap HoldCo agrees to make a capital contribution to the reserves of AerVenture in the amount of US$232 million (subject to adjustment as provided in such letter) (“Irish Capital Contribution Deed”) duly executed by AerCap HoldCo and AerVenture;

(d)                            the Agreed Form termination deed between AerCap HoldCo, AerCap, Waha, Waha Participations and AerVenture in respect of the AerVenture shareholders’ agreement dated 21 June 2009 and the AerVenture deed of warranty dated 21 June 2009 (“First Termination Deed”) duly executed by AerCap HoldCo and AerCap;

(e)                             the Agreed Form termination deed in respect of the AerVenture Loan Agreement duly executed by AerCap;

(f)                               the Agreed Form deed of termination and release in respect of the deed of charge of AerVenture shares dated 21 June 2009 duly executed by AerCap HoldCo;

(g)                            the Agreed Form deed of termination in respect of the Services Delegation and Cooperation Agreement dated 21 June 2009 duly executed by AerCap Ireland Limited, AerCap Group Services B.V., AerCap Cash Manager II Limited and AerCap Administrative Services Limited; and

(h)                            the Agreed Form resolution of AerCap HoldCo, as sole member of AerVenture, approving:

(i)                                 the re-conversion of 135,728,856 authorised but unissued redeemable ordinary shares in AerVenture into 135,728,856 authorised but unissued ordinary shares; and

(ii)                              the adoption by AerVenture of new memorandum and articles of association reflecting the company’s status as a wholly-owned subsidiary of AerCap HoldCo,

(“Second Members’ Resolution”) duly executed by AerCap HoldCo.

2.                                       Waha Participations shall deliver to AerCap HoldCo:

(a)                             the First Members’ Resolution duly executed by Waha Participations;

(b)                            the Agreed Form letters from each of David Edwards, Simon McLean, Wael Hassuna Aburida and Salem Rashid Al Noaimi S.O.H.E. Rashid resigning as directors of AerVenture, and each AerVenture subsidiary of which they are a director, duly executed by each director;

(c)                             the Irish Capital Contribution Deed duly executed by Waha Participations;

(d)                            the First Termination Deed duly executed by Waha and Waha Participations;

(e)                             the Agreed Form termination deed in respect of the AerVenture Loan Agreement duly executed by Waha;

(f)                               the Agreed Form deed of termination and release in respect of the deed of charge of AerVenture shares dated 21 June 2009 duly executed by Waha; and

(g)                            the Agreed Form deed of termination in respect of the Services Delegation and Cooperation Agreement dated 21 June 2009 duly executed by Waha.

3.                                       AerCap HoldCo and Waha Participations shall procure that:

(a)                             a meeting of the directors of AerVenture is held dealing with the matters set out in the Agreed Form board minutes, including that:

(i)                                          the matters set out in the First Members’ Resolution be approved and effected;

(ii)                                      the resignation of directors provided for in paragraph 2(b) be above; and

(iii)                           the entry by AerVenture into the Irish Capital Contribution Deed be approved;

(iv)                                      the entry by AerVenture into the First Termination Deed be approved; and

(iv)                                   the matters set out in the Second Members’ Resolution be approved and effected; and

(b)                            AerVenture delivers the Irish Capital Contribution Deed and the First Termination Deed duly executed by AerVenture.

SCHEDULE 6

CALCULATION OF AIRCRAFT EQUITY VALUES

The aggregate of all Aircraft Equity Values of all Aircraft is calculated as follows:

The sum of (i) the purchase price of such Aircraft calculated pursuant to the Aircraft Sale Agreement minus (ii) an amount equal to the portion of the New Financing and/or Transferring Debt relating to such Aircraft, minus (iii) the freely available Maintenance Reserves unblocked by funding covenants which shall be retained by Waha, minus (iv) the freely available Deposits unblocked by funding covenants which shall be retained by Waha.

The application of this formula is set out below assuming a Completion on 10 November 2010:

US$	10 Nov 2010
Aircraft Book	598,630,488
Less Waha Depreciation adjustment to Completion	0
= i. Aircraft Purchase Price as at Completion/Aircraft Closing	598,630,488

Transferring Debt
Less Transferring Debt Amortizeted to Completion	268,720,317

Plus Shortfall in Transferring Debt	0
= (ii) Total Transferring Debt	268,720,317

Actual Additional Debt	195,500,000
Plus Shortfall Debt	0
= (iii) Additional Debt Targeted Amount	195,500,000

Total debt	464,220,317

(v) Unblocked Cash Maintenance reserves at Completion/Aircraft Closing	5,624,519
(vi) Unblocked Cash Deposits at Completion/Aircraft Closing	850,000
Total equity value	127,935,652

40% of Completion Aircraft Equity Value	51,174,261

The above aggregate Aircraft Equity Value assumes that all Aircraft are transferred to the Company or its subsidiaries prior to 30 November 2010.

The table below sets out how each individual Aircraft Equity Value is calculated.

	i.		ii.		iii.	ii. + iii.	iv.	v.
MSN	Aircraft Purchase Price as at Completion / Aircraft Closing	Transferring Debt	Total Transferring Debt	Actual Additional Debt	Additional Debt Targeted Amount	Total Debt	Unblocked Cash Maintence Reserves at Completion / Aircraft Closing	Unblocked Cash Deposits at Completion / Aircraft Closing	Total Equity Value	AerCap %	AerCap Interest
27213	7,981,604	—	—	4,172,600	4,172,600	4,172,600	5,961	250,000	3,553,043	39.6%	1,406,642
24698	6,959,089	—	—	2,120,400	2,120,400	2,120,400	2,579,274	500,000	1,759,415	39.6%	696,549
15055	18,863,018	—	—	10,726,000	10,726,000	10,726,000	—	—	8,137,018	39.6%	3,221,427
421	12,385,879	—	—	5,487,000	5,487,000	5,487,000	3,039,284	100,000	3,759,595	39.6%	1,488,415
1811	29,688,731	—	—	18,494,000	18,494,000	18,494,000	—	—	11,194,731	39.6%	4,431,969
1149	83,107,088	—	—	77,250,000	77,250,000	77,250,000	—	—	5,857,088	39.6%	2,318,808
1156	83,417,724	—	—	77,250,000	77,250,000	77,250,000	—	—	6,167,724	39.6%	2,441,788
28415	63,299,736	40,500,000	40,500,000	—	—	40,500,000	—	—	22,799,736	39.6%	9,026,365
28411	58,547,922	40,814,815	40,814,815	—	—	40,814,815	—	—	17,733,107	39.6%	7,020,497
963	82,400,238	59,305,000	59,305,000	—	—	59,305,000	—	—	23,095,238	39.6%	9,143,354
599	16,246,260	13,267,666	13,267,666	—	—	13,267,666	—	—	2,978,594	39.6%	1,179,219
637	63,665,857	47,806,894	47,806,894	—	—	47,806,894	—	—	15,858,963	39.6%	6,278,528
15102	17,814,309	16,756,486	16,756,486	—	—	16,756,486	—	—	1,057,824	50%	528,912
15103	17,814,309	16,756,486	16,756,486	—	—	16,756,486	—	—	1,057,824	50%	528,912
15110	18,219,362	16,756,486	16,756,486	—	—	16,756,486	—	—	1,462,876	50%	731,438
15112	18,219,362	16,756,486	16,756,486	—	—	16,756,486	—	—	1,462,876	50%	731,438
Total	598,630,488	268,720,317	268,720,317	195,500,000	195,500,000	464,220,317	5,624,519	850,000	127,935,652		51,174,261
											40.0%

Aircraft 12, 13, 14 & 15 Investment Calculation

Total AerLift Leasing Jet Ltd. Equity	100.00%	5,041,400
AerCap AerVenture Holding BV Direct Interest	17.23%	868,762
AerLift Leasing Ltd. Interest in AerLift Leasing Jet Ltd.	82.77%	4,172,638
AerCap AerVenture Holding in AerLift Leasing Ltd.	39.6%	1,651,938
AerCap AerVenture Holding BV total in AerLift Leasing Jet Ltd.	50.00%	2,520,700

To the extent there are Outstanding Aircraft following Completion, then:

(a)                                  The $51,174,261 in AerCap equity interest shall be reduced by AerCap’s equity interest with respect to the Outstanding Aircraft; and

(b)                                 Upon each Aircraft Closing, AerCap Holdco shall purchase pursuant to clause 6.4(g) and/or 6.4(h) the corresponding pro rated Outstanding Aircraft Equity Value which shall be:

• for any Outstanding Aircraft having an Aircraft Closing Date prior to 30 November 2010 in an amount as described in the above table; or

• for an Outstanding Aircraft having an Aircraft Closing Date after November 30, 2010 the Aircraft Equity Value is recalculated as follows:

I. The sum of (i) the Purchase Price of such Aircraft calculated pursuant to the Aircraft Sale Agreement minus (ii) an amount equal to the portion of the New Financing or Transferring Debt relating to such Aircraft, minus (iii) the freely available Maintenance Reserves unblocked by funding covenants which shall be retained by Waha, minus (iv) the freely available Deposits unblocked by funding covenants which shall be retained by Waha.

multiplied by

II.

•                  50% with respect to Aircraft 12, 13, 14, 15,

or

•                  39.6% with respect to all other Outstanding Aircraft.

SCHEDULE 7

GROUP STRUCTURE CHART

UAE
AerCap AerVenture Holding BV
Waha AC Coöperatief U.A.
39.6%
60.4%
17.23%
AerLift Leasing Limited
82.77%
AerLift Leasing Jet Limited
(Owner and Lessor of msn's 15102, 15103, 15110, 15112)
Wahaflot Leasing 963 (Bermuda) Limited (msn 963)
Wahaflot Leasing 1 Limited (msn 963)
Fourteenth Waha Lease Limited (msn 28411)
Waha Lease (Labuan) Limited (msn 28411)
Alpha Fifteenth Waha Lease Limited (msn 637)
Al Waha Lease Ireland Limited (msn 555)
AerLift Leasing Isle of Man 1 Limited
Wells Fargo Trust msn 1811
Wells Fargo Trust msn 15055
Wells Fargo Trust msn 27213
Wells Fargo Trust msn 24698
AerLift Leasing France MSN 24698 S.a.r.l.
Wells Fargo Trust msn 421
AerLift Leasing Ireland MSN 421 Limited
Bravo Fifteenth Waha Lease Limited (msn 1143 and 1156)
AerLift Leasing Netherlands BV
AerLift Leasing Isle of Man MSN 28415 Limited
16th Waha Lease (Labuan) Limited

SCHEDULE 8

INTERPRETATION AND DEFINITIONS

1.                                       In this Agreement:

Administrative Agency Agreement means the administrative agency agreement dated the same date as this Agreement between, amongst others, AerCap Administrative Services Limited and the Company;

AerCap Disclosure Letter means the disclosure letter from AerCap to Coöp dated the same date as this Agreement disclosing certain matters in relation to the warranties contained in the Subscription Agreement;

AerCap Group means AerCap and its Related Companies;

AerCap’s Proportion means, at any time, the proportion of the total issued share capital of the Company or other relevant subsidiary (as the case may be) held (directly or indirectly) by AerCap Holdco (or any Related Company) at that time;

AerCap Shares mean the ordinary shares in the capital of AerCap to be subscribed by Coöp and issued by AerCap pursuant to the Subscription Agreement;

AerCap’s Solicitors means McCann FitzGerald of St Michael’s House, 1 George Yard, Lombard Street, London EC3V 9DF;

AerLift Leasing Jet means AerLift Leasing Jet Limited, a company incorporated in Ireland (registered number 489500) whose registered office is at 25-28 North Wall Quay, IFSC, Dublin 1, Ireland;

AerLift Leasing Jet Shares means ordinary shares in the capital of AerLift Leasing Jet;

AerVenture means AerVenture Limited, a company incorporated in Ireland (registered number 410443) whose registered office is at AerCap House, Shannon, Co. Clare, Ireland;

AerVenture Loan Agreement means the loan agreement dated 21 June 2009 between AerCap and Waha;

Agreed Announcement means the joint announcement to be made on the date of this Agreement by AerCap and Waha, in the Agreed Form;

Agreed Form means, in relation to any document, the form of that document which has been initialled for the purpose of identification by or on behalf of Waha and AerCap with such changes as Waha and AerCap may agree in writing;

Aircraft means those aircraft detailed in Schedule 1, and a reference to a numbered Aircraft is a reference to the Aircraft alongside the number in column 1 of the table in Schedule 1;

Aircraft Closing means, in relation to each Outstanding Aircraft on an individual basis, closing of the transfer of such Aircraft in accordance with clause 6 and the Aircraft Sale Agreement;

Aircraft Closing Consideration means the portion of the Consideration payable on an Aircraft Closing by AerCap Holdco to Coöp in consideration of the transfer by Coöp to AerCap Holdco of Shares and/or AerLift Leasing Jet Shares (as the case may be) pursuant to clause 6;

Aircraft Closing Date means a day on which an Aircraft Closing occurs;

Aircraft Conditions means the conditions precedent to each Aircraft Closing set out in clause 6.2;

Aircraft Consideration means the consideration payable by the Company (or its Related Companies) to Waha (or its Related Companies) in consideration of the transfer of the Aircraft pursuant to the Aircraft Sale Agreement;

Aircraft Equity Values means the aggregate cash amount to be subscribed by Coöp for new shares in the Company and AerLift Leasing Jet for the purposes of financing the equity portion of the Aircraft Consideration, as determined pursuant to Schedule 6;

Aircraft Sale Agreement means the agreement dated the same date as this Agreement pursuant to which the Aircraft will be transferred by Waha (or its Related Companies) to the Company (or its Related Companies), whether by way of asset sale, transfer of trade or share sale;

Apportionments Statement means the apportionments statement to be prepared in accordance with clause 10;

Asset Servicing Agreement means the asset servicing agreement dated the same date as this Agreement between, amongst others, AerCap Ireland Limited, AerCap Group Services B.V., AerCap Cash Manager II Limited, AerCap Administrative Services Limited and the Company;

Business Day means a day (other than a Friday, Saturday or Sunday) on which banks are generally open in The Netherlands, Abu Dhabi and the Isle of Man for normal business;

Cash Management Agreement means the cash management agreement dated the same date as this Agreement between, amongst others, AerCap Cash Manager II Limited and the Company;

Completion means completion of the steps set out in clause 5.1;

Completion Aircraft means the Unlevered Completion Aircraft plus any additional Aircraft which, when aggregated with the Unlevered Completion Aircraft and the Unlevered Pre-Completion Aircraft, constitute at least 70% of the aggregate Net Book Value of all the Aircraft;

Completion Aircraft Equity Value means the aggregate cash amount to be subscribed by Coöp for Shares and AerLift Leasing Jet Shares on Completion, represented by the aggregate Aircraft Equity Values of the Completion Aircraft as determined pursuant to schedule 6;

Completion Conditions means the conditions precedent to Completion set out in clause 5.1;

Completion Date means the day of Completion;

Completion Consideration means the portion of the Consideration payable on Completion by AerCap Holdco to Coöp in consideration of the transfer by Coöp to AerCap Holdco of Shares and/or AerLift Leasing Jet Shares (as the case may be) pursuant to clause 5;

Conditions means the Completion Conditions and the Aircraft Conditions;

Consideration means the aggregate cash consideration payable by AerCap Holdco to Coöp in consideration of the transfer of Shares and AerLift Leasing Jet Shares to AerCap Holdco pursuant to this Agreement;

Deed of Issue means the deed of issue to be entered into on Completion in connection with the issue of the AerCap Shares to Coöp pursuant to the terms of the Subscription Agreement;

Deed of Warranties means the deed of warranties dated the same date as this Agreement between Waha and AerCap Holdco;

Deposits means any security deposit paid in cash or by way of a letter of credit under a lease agreement with respect to an Aircraft;

Electronic Communication means an electronic communication as defined in the Electronic Communications Act 2000;

EK Servicing Agreements means the asset servicing agreement, cash management agreement and administrative agency agreement relating to the aircraft with reference numbers MSN 139 and MSN 149, currently leased to Emirates Airline, entered into between Waha or its Related Companies and AerCap or its Related Companies with effect from Completion;

EOSG means the end of service gratuity awards payable to the Relevant Employees on termination of their employment with the Waha Group as calculated pursuant to Waha’s Human Resources Manual as disclosed by Waha to AerCap;

First Long Stop Date means 30 November 2010, or such later date as Waha and AerCap may agree in writing;

Group Companies means the LeaseCos and their Subsidiaries and Group Company means any of them;

Group Members means the companies set out in part 1 of Schedule 2 and Group Member means any of them;

Independent Accountants means such firm of chartered accountants:

(a)                                  as Waha and AerCap may agree in writing within five Business Days after the expiry of the period allowed by clause 10.5(b) for Waha and AerCap to reach agreement over the relevant item in dispute; or

(b)                                 failing such agreement, as shall be appointed for this purpose on the application of Waha or AerCap by the President of the Institute of Chartered Accountants in England and Wales for the time being;

LeaseCos means the Group Members and the NewCos and LeaseCo means any of them;

LIBOR means the London Inter-Bank Offered Rate for 3 month US dollar deposits;

LTV Debt Facility means the facility to be made available by Waha to the Company and its subsidiaries pursuant to the LTV Debt Facility Agreement;

LTV Debt Facility Agreement means the facility agreement dated the same date as this Agreement between Waha and the Company pursuant to which Waha will make available the LTV Debt Facility up to a maximum aggregate amount of $6 million;

Maintenance Reserves means any maintenance reserves or supplemental rents balance paid in cash or by way of a letter of credit under a lease agreement with respect to an Aircraft;

MENA Servicing Termination Agreement means the termination agreement in regard to the MENA Servicing Agreement;

Net Book Value means the percentage of the aggregate Net Book Value of all the Aircraft represented by each Aircraft as shown alongside such Aircraft in column 4 of the table in schedule 1;

Net Cash Investment has the meaning given in the Netting Agreement;

Netting Agreement means the netting agreement dated the same date as this Agreement between Waha, Coöp, Waha Participations, AerCap, AerCap Holdco and AerVenture Limited;

NewCos means the companies set out in part 2 of Schedule 2 and NewCo means any of them;

New Financing means any debt financing, other than the Transferring Debt, provided to the Company and/or its Subsidiaries on Completion or the relevant Aircraft Closing;

Outstanding Aircraft means any Aircraft not transferred on or before Completion pursuant to the Aircraft Sale Agreement;

Outstanding Aircraft Equity Value means the cash amount to be subscribed by Coöp for new shares in the Company on the relevant Aircraft Closing Date, as determined pursuant to Schedule 6;

Outstanding Aircraft Servicing Agreements means the asset servicing agreement, cash management agreement and administrative agency agreement in the Agreed Form relating to the Outstanding Aircraft to be entered into at Completion between Waha or its Related Companies and AerCap or its Related Companies;

Prepayment means any interest, prepayments and other payments and outgoings paid or payable by Waha or the Company or any of their respective Related Companies in respect of:

(i)                                     any Completion Aircraft, which amount is paid prior to Completion and which relates wholly or partly to the period after Completion; and

(ii)                                  any Outstanding Aircraft, which amount is paid prior to the relevant Aircraft Closing and which relates wholly or partly to the period after such Aircraft Closing.

Pre-completion Aircraft means the Unlevered Pre-Completion Aircraft and Aircraft 2, 3, 12, 13, 14 and 15;

Receivable means any interest, lease rentals or other payment received by Waha or the Company or any of their respective Related Companies in respect of any Aircraft.

Registration Rights Agreement means the registration rights agreement dated the same date as this Agreement between AerCap and Coöp, pursuant to which (amongst other things) AerCap shall grant to Coöp certain registration rights in respect of the AerCap Shares being subscribed and issued pursuant to Subscription Agreement;

Related Companies means in relation to any party, any other company which is for the time being a subsidiary or holding company of a subsidiary of its holding company (save the Company and its subsidiaries shall not be treated as Related Companies of either Waha or AerCap for the purposes of this Agreement);

Relevant Employees means Simon McLean (Chief Operating Officer), David Edwards (Senior Lease Director), Khalid Akhrif (Technical Director) and Veena Vinod (Leasing Officer), to the extent that such individuals remain employed by the Waha Group at the Completion Date;

Second Long Stop Date means 30 June 2011, or such later date as Waha and AerCap may agree in writing;

Servicing Agreements means the Asset Servicing Agreement, the Cash Management Agreement, the Treasury Services Agreement and the Administrative Agency Agreement;

Shareholder Loan Agreement means the loan agreement entered into on the same date as this Agreement between Waha and AerCap, pursuant to which Waha will lend an amount to AerCap for the purposes of the additional equity funding obligations of AerCap required in respect of a decrease in the unblocked maintenance reserve of certain Aircraft;

Shareholders’ Agreement means the shareholders’ agreement dated the same date as this Agreement between Coöp, AerCap, Waha and the Company relating to the ongoing management and control of the Company;

Shares means ordinary shares in the capital of the Company;

Shortfall Debt Facility means the facility agreement entered into between, amongst others, Waha and the Company on the date of this Agreement under which Waha will make available a facility of an aggregate amount of up to $24 million in the event that the New Financing and the Transferring Debt are insufficient to finance the acquisition by the Company (or its Related Companies) of the Aircraft under the Aircraft Sale Agreement;

Subscription Agreement means the subscription agreement dated the same date as this Agreement between AerCap, Coöp and Waha in relation to Coöp’s subscription for the AerCap Shares;

a subsidiary means in relation to any company or corporation, (its holding company), a company or corporation:

(a)                                  which is controlled, directly or indirectly by the first mentioned company or corporation;

(b)                                 more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)                                  which is a subsidiary of another subsidiary of the first mentioned company or corporation;

Transaction has the meaning given in recital (D);

Transaction Documents means this Agreement, all documents list in clause 2.1 and all other documents entered into between any of the parties and/or their Related Companies for the purposes of implementing the Transaction;

Transferring Debt means existing external debt facility arrangements in place before Completion in relation to any of the Aircraft, which arrangements will be transferred or novated to the Company (or its relevant Related Companies) on transfer of the relevant Aircraft on Completion or any Aircraft Closing;

Treasury Services Agreement means the treasury services agreement dated the same date as this Agreement between, amongst others, AerCap Cash Manager II Limited and the Company;

Unlevered Aircraft means the Unlevered Pre-Completion Aircraft and the Unlevered Completion Aircraft;

Unlevered Completion Aircraft means Aircraft 5 and 6;

Unlevered Pre-Completion Aircraft means Aircraft 7, 8, 9, 11 and 16;

Waha Disclosure Letter means the disclosure letter from Waha to AerCap Holdco dated the same date as this Agreement disclosing certain matters in relation to the warranties contained in the Deed of Warranties;

Waha Group means Waha and its Related Companies;

Waha’s Proportion means, at any time, the proportion of the total issued share capital of the Company or other relevant subsidiary (as the case may be) held, directly or indirectly, by Coöp (or any Related Company) at that time;

Waha’s Solicitors means Allen & Overy LLP of One Bishops Square, London E1 6AD; and

the parties means the parties to this Agreement and a party means any one of them.

2.                                       In this Agreement any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes:

(a)                                  that enactment as amended, extended or applied by or under any other enactment (before or after signature of this Agreement);

(b)                                 any enactment which that enactment re-enacts (with or without modification); and

(c)                                  any subordinate legislation made (before or after signature of this Agreement) under that enactment, including (where applicable) that enactment as amended, extended or applied as described in subparagraph (a), or under any enactment which it re-enacts as described in subparagraph (b), except to the extent that any legislation or subordinate legislation made or enacted after the date of this Agreement would create or increase the liability of any party under this Agreement.

3.                                       In this Agreement:

(a)                                  words denoting persons include bodies corporate and unincorporated associations of persons;

(b)                                 references to an individual or a natural person include his estate and personal representatives;

(c)                                  subject to clause 16, references to a party to this Agreement include the successors or permitted assigns or permitted transferees (immediate or otherwise) of that party;

(d)                                 the words including and include shall mean including without limitation and include without limitation, respectively;

(e)                                  any reference importing a gender includes the other genders;

(f)                                    any reference to $ or to dollars is to United States Dollars;

(g)                                 any reference to writing includes typing, printing, lithography, photography and facsimile but excludes any other form of electronic communication;

(h)                                 any reference to a document is to that document as amended, varied or novated from time to time otherwise than in breach of this Agreement or that document;

(i)                                     any reference to a company includes any company, corporation or other body corporate wheresoever incorporated; and

(j)                                     any reference to a company or firm includes any company or firm in succession to all, or substantially all, of the business of that company or firm.

4.                                       If there is any conflict or inconsistency between a term in the body of this Agreement and a term in any of the schedules or any other document referred to or otherwise incorporated into this Agreement, the term in the body of this Agreement shall take precedence, unless the relevant schedule or other document which is referred to or otherwise incorporated into this Agreement expressly provides that the term in it is to take precedence over the term in the body of this Agreement.

5.                                       The eiusdem generis rule does not apply to this Agreement.  Accordingly, specific words indicating a type, class or category of thing shall not restrict the meaning of general words following such specific words, such as general words introduced by the word other or a similar expression.  Similarly, general words followed by specific words shall not be restricted in meaning to the type, class or category of thing indicated by such specific words.

6.                                       A reference in this Agreement to any English legal term for any action, remedy, method or form of judicial proceeding, legal document, court or any other legal concept or matter shall be deemed to include a reference to the corresponding or most similar legal term in any jurisdiction other than England, to the extent that such jurisdiction is relevant to the transactions contemplated by this Agreement or the terms of this Agreement.

SCHEDULE 9

COVENANTS RELATING TO CONDUCT OF BUSINESS

1.                                       The creation, allotment or issue of any shares or securities or any other increase or variation of the share capital of the Company or any LeaseCo or the rights attaching thereto or the grant of any right to require the allotment or issue of any such shares or securities.

2.                                       The amendment of any provision of the memorandum of association or articles of association of the Company or any LeaseCo.

3.                                       Any material change in the scope or nature of the business of the Company or any LeaseCo.

4.                                       Any amendment, waiver or termination of any provision of any lease or financing document to which the Company or any LeaseCo is party.

5.                                       The proposing or passing of any resolution relating to the winding-up, or the filing of any petition for the appointment of an examiner, administrator or liquidator to the Company or any LeaseCo, or the making of an invitation to any person to appoint an administrative receiver to it or the entry by it into any scheme or arrangement with its creditors.

6.                                       The entry into by the Company or any LeaseCo of any financing arrangements with any person in respect of aggregate amounts in excess of $100,000 or the creation of any encumbrance over the whole or any part of its undertaking.

7.                                       The creation, extension or variation of any guarantee by the Company or any LeaseCo.

8.                                       The entering into of any material capital expenditure commitments by the Company or any LeaseCo.

9.                                       Any acquisition or disposal (including any purchase, sale, transfer, lease, licence or hire purchase) by the Company or any LeaseCo of any material asset or group of material assets.

10.                                 The taking of any action which is reasonably likely to result in the breach of or non-fulfilment of any of the material terms or conditions of any financing agreement to which the Company or any LeaseCo is party.

11.                                 The commencement or settlement by the Company or any LeaseCo of any material litigation or claim.

12.                                 Any change in the accounting policies or principles of the Company or any LeaseCo or the basis of their application except as required by law.

SIGNATORIES

Signed by	)
for WAHA CAPITAL PJSC	)

Signed by	)
for WAHA AC COÖPERATIEF U.A.	)

Signed by	)
for AERLIFT LEASING LIMITED	)

Signed by	)
for AERCAP HOLDINGS N.V.	)

Signed by	)
for AERCAP AERVENTURE HOLDING B.V.	)

Signed by	)
for WAHA AV PARTICIPATIONS BV	)